Westfield Financial, Inc. 8-K

Exhibit 99.1

For further information contact:
James C. Hagan, President & CEO
Leo R. Sagan, Jr., CFO
Meghan Hibner, VP Investor Relations Officer
413-568-1911

Westfield Financial, Inc. Reports Results for the Quarter Ended March 31, 2014 and Declares Quarterly Dividend

Westfield, Massachusetts, April 30, 2014: Westfield Financial, Inc. (the “Company”) (NasdaqGS:WFD), the holding company for Westfield Bank (the “Bank”), reported net income of $1.6 million, or $0.09 per diluted share, for the quarter ended March 31, 2014, compared to $1.8 million, or $0.08 per diluted share, for the quarter ended March 31, 2013.

The quarter ended March 31, 2014 included a provision for loan losses of $100,000 as a result of growth in the loan portfolio whereas in the comparable 2013 quarter, the Company recorded a credit to the provision for loan losses of $235,000.

Selected financial highlights for first quarter 2014 include:

  Total loans increased $51.9 million, or 8.7%, at March 31, 2014 compared to March 31, 2013. This was primarily due to increases in commercial real estate loans of $30.6 million, commercial and industrial loans of $6.9 million, and residential loans of $14.7 million. On a sequential-quarter basis, total loans increased $10.8 million, or 1.7%, to $648.2 million for the first quarter of 2014. This was primarily due to increases in commercial real estate loans of $9.7 million and residential loans of $4.6 million. Commercial and industrial loans decreased $2.4 million primarily due to the payment in full of $6.8 million on a relationship which had been on the credit watch list.

  Securities declined $89.9 million, or 14.2%, at March 31, 2014, compared to $631.4 million at March 31, 2013. On a sequential-quarter basis, securities declined by $12.3 million, or 2.2%, to $541.5 million at March 31, 2014, compared to $553.8 million at December 31, 2013.

  Net interest and dividend income was $7.7 million for the quarters ended March 31, 2014 and March 31, 2013. On a sequential-quarter basis, net interest and dividend income increased $48,000 for the quarter ended March 31, 2014, as compared to $7.6 million for the quarter ended December 31, 2013.

  The net interest margin for the quarter ended March 31, 2014 increased 4 basis points to 2.63%, as compared to 2.59% for the first quarter of 2013. On a sequential-quarter basis, the net interest margin increased 6 basis points for the quarter ended March 31, 2014, as compared to 2.57% for the quarter ended December 31, 2013.

  Noninterest expense was $6.5 million for the quarter ended March 31, 2014, unchanged as compared to the first quarter of 2013 as well as on a sequential-quarter basis.

President and CEO, James C. Hagan, stated, “We continue to execute our strategy of restructuring the balance sheet by increasing loans and decreasing securities. Our emphasis remains on organic growth, particularly commercial loans, as the primary means of growing our business and improving shareholder value. In addition, we demonstrated our continued efforts to manage and control overhead expense. This has translated into improvements in net interest margin, tangible book value and the efficiency ratio compared to the prior quarter.”

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Income Statement Discussion and Analysis

Net interest and dividend income was relatively unchanged at $7.7 million for the quarters ended March 31, 2014 and 2013. The net interest margin increased 4 basis points to 2.63% for the quarter ended March 31, 2014, compared to 2.59% for the quarter ended March 31, 2013. The cost of average interest-bearing liabilities decreased 11 basis points, driven by lower deposit costs, and was partially offset by a decrease of 4 basis points in the yield on average interest-earning assets.

Net gains on sales of securities were $29,000 for the first quarter 2014, compared to $1.4 million the same period in 2013. The 2013 quarter also included a prepayment expense of $1.4 million associated with the payoff of long-term debt.

Noninterest expense was stable at $6.5 million for both the quarters ended March 31, 2014 and 2013. The efficiency ratio, excluding non-core items, was 75.1% for first quarter 2014, compared to 75.5% for the same period in 2013.

Balance Sheet Discussion

Securities declined by $12.3 million, or 2.2%, to $541.5 million at March 31, 2014, compared to $553.8 million at December 31, 2013. Securities declined $89.9 million, or 14.2%, at March 31, 2014, compared to $631.4 million at March 31, 2013. Cash flow from the securities portfolio was primarily used to fund loan originations, stock repurchases and to pay off borrowings.

Total loans increased $51.9 million, or 8.7%, at March 31, 2014 compared to March 31, 2013. This was primarily due to increases in commercial real estate loans of $30.6 million, commercial and industrial loans of $6.9 million, and residential loans of $14.7 million. On a sequential-quarter basis, total loans increased $10.8 million, or 1.7%, to $648.2 million for the first quarter 2014. This was primarily due to increases in commercial real estate loans of $9.7 million and residential loans of $4.6 million. Commercial and industrial loans decreased $2.4 million primarily due to the payment in full during the first quarter 2014 of $6.8 million on a relationship which had been on the credit watch list.

Total deposits increased $34.5 million, or 4.5%, to $806.7 million at March 31, 2014, compared to $772.2 million at March 31, 2013. This was primarily due to increases in money market accounts of $23.4, term accounts of $12.2 million, and checking accounts of $10.2 million. Total deposits decreased $10.4 million, or 1.3%, at March 31, 2014, compared to $817.1 million at December 31, 2013. This was primarily due to an $18.2 million decrease related to one customer who had a planned use for the funds. The Bank continues to have an ongoing relationship with this customer.

Short-term borrowings increased $10.3 million to $58.5 million at March 31, 2014 compared to $48.2 million at December 31, 2013.   This was due to an increase in short-term customer repurchase agreements of $10.3 million to $44.1 million at March 31, 2014.  Customer repurchase agreements serve as a vehicle whereby commercial customers can sweep money daily into a Bank product and earn an interest rate.  This allows the Bank to reduce its reliance on wholesale funding and build franchise value by deepening its customer relationships.

Shareholders’ equity was $151.6 million at March 31, 2014 and $154.1 million at December 31, 2013, which represented 11.9% and 12.1% of total assets, respectively. The decrease in shareholders’ equity during the quarter reflects the repurchase of 355,926 shares of common stock for $2.6 million and the payment of a quarterly dividend of $1.1 million. This was partially offset by net income of $1.6 million for the quarter ended March 31, 2014.

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On September 17, 2013, the Board of Directors authorized a stock repurchase program under which the Company may purchase up to 1,037,000 shares, or 5% of its outstanding common stock. As of March 31, 2014, the Company had repurchased 958,972 shares of its common stock at a cost of $7.1 million pursuant to this repurchase program, and the Company subsequently completed this share repurchase program in April 2014.

In addition, on March 13, 2014, the Company announced another repurchase program under which it may repurchase up to 1,970,000 shares, or 10% of its outstanding common stock, which commenced upon the completion of the previous repurchase program.

Credit Quality

The allowance for loan losses was $7.6 million at March 31, 2014, $7.5 million at December 31, 2013 and $7.6 million at March 31, 2013, representing 1.17%, 1.17% and 1.27% of total loans, respectively. This represents 244.5%, 288.4% and 255.8% of nonperforming loans at March 31, 2014, December 31, 2013 and March 31, 2013, respectively.

An analysis of the changes in the allowance for loan losses is as follows:

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
	(In thousands)

Balance, beginning of period	$7,459	$7,311	$7,794
Provision (credit)	100	120	(235)
Charge-offs	(99)	(5)	(154)
Recoveries	107	33	160
Balance, end of period	$7,567	$7,459	$7,565

During the first quarter of 2014, nonperforming loans increased $509,000 to $3.1 million, representing 0.48% of total loans at March 31, 2014. The increase was due primarily to one commercial and industrial loan relationship. Loans delinquent 30 – 89 days were $5.4 million at March 31, 2014 and $3.5 million at December 31, 2013. The increase as of March 31, 2014 was due to one commercial real estate loan of $2.2 million. The delinquent payment on this loan was made in April 2014. There are no loans 90 or more days past due and still accruing interest.

Declaration of Quarterly Dividend

The Board of Directors approved the declaration of a quarterly cash dividend of $0.06 per share. The dividend is payable on May 28, 2014 to all shareholders of record on May 14, 2014.

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About Westfield Financial, Inc.

Westfield Financial, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC. Westfield Financial and its subsidiaries are headquartered in Westfield, Massachusetts and operate through 11 banking offices located in Agawam, East Longmeadow, Feeding Hills, Holyoke, Southwick, Springfield, West Springfield and Westfield, Massachusetts and one banking office in Granby, Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent filings with the Securities and Exchange Commission. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Data

(Dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
INTEREST AND DIVIDEND INCOME:
Loans	$6,557	$6,458	$6,371	$6,307	$6,271
Securities	3,406	3,594	3,954	3,917	4,057
Other investments - at cost	65	33	20	21	19
Federal funds sold, interest-bearing deposits and other short-term investments	6	4	3	1	2
Total interest and dividend income	10,034	10,089	10,348	10,246	10,349

INTEREST EXPENSE:
Deposits	1,291	1,358	1,390	1,390	1,387
Long-term debt	1,011	1,051	1,094	1,188	1,258
Short-term borrowings	77	73	36	31	34
Total interest expense	2,379	2,482	2,520	2,609	2,679

Net interest and dividend income	7,655	7,607	7,828	7,637	7,670

PROVISION (CREDIT) FOR LOAN LOSSES	100	120	(71)	(70)	(235)

Net interest and dividend income after provision for loan losses	7,555	7,487	7,899	7,707	7,905

NONINTEREST INCOME:
Service charges and fees	670	625	615	594	572
Income from bank-owned life insurance	379	388	388	387	385
Gain on bank-owned life insurance death benefit	—	—	—	563	—
Loss on prepayment of borrowings	—	—	(540)	(1,404)	(1,426)
Gain on sales of securities, net	29	330	546	823	1,427
Total noninterest income	1,078	1,343	1,009	963	958

NONINTEREST EXPENSE:
Salaries and employees benefits	3,778	3,774	4,059	3,817	3,808
Occupancy	761	731	733	730	705
Data processing	515	586	602	602	526
Professional fees	512	497	499	527	510
OREO expense	—	—	—	—	22
FDIC insurance	165	162	169	163	161
Other	803	738	789	950	783
Total noninterest expense	6,534	6,488	6,851	6,789	6,515

INCOME BEFORE INCOME TAXES	2,099	2,342	2,057	1,881	2,348

INCOME TAX PROVISION	451	533	476	297	566
NET INCOME	$1,648	$1,809	$1,581	$1,584	$1,782

Basic earnings per share	$0.09	$0.09	$0.08	$0.08	$0.08
Weighted average shares outstanding	18,812,795	19,379,466	19,583,632	20,276,261	21,102,021
Diluted earnings per share	$0.09	$0.09	$0.08	$0.08	$0.08
Weighted average diluted shares outstanding	18,812,795	19,379,466	19,583,632	20,276,261	21,102,075

Other Data:
Return on average assets (1)	0.52%	0.57%	0.49%	0.49%	0.56%
Return on average equity (1)	4.38%	4.61%	3.96%	3.66%	3.97%
Efficiency ratio (2)	75.07	75.27	77.58	78.78	75.52
Net interest margin	2.63%	2.57%	2.62%	2.55%	2.59%
(1) Three month results have been annualized.
(2) The efficiency ratio represents the ratio of operating expenses divided by the sum of net interest and dividend income and noninterest income, excluding gain and loss on sale of securities, gain on bank-owned life insurance death benefit and loss on prepayment of borrowings.

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WESTFIELD FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Cash and cash equivalents	$21,370	$19,742	$28,418	$15,706	$19,183
Securities available for sale, at fair value	233,899	243,204	242,957	417,053	616,155
Securities held to maturity, at cost	292,019	295,013	298,988	173,982	—
Federal Home Loan Bank of Boston and other restricted stock - at cost	15,631	15,631	15,631	15,629	15,242

Loans	648,240	637,427	620,154	606,605	596,264
Allowance for loan losses	7,567	7,459	7,311	7,473	7,565
Net loans	640,673	629,968	612,843	599,132	588,699

Bank-owned life insurance	47,558	47,179	46,791	46,403	46,607
Other assets	23,866	26,104	25,703	25,730	20,967
TOTAL ASSETS	$1,275,016	$1,276,841	$1,271,331	$1,293,635	$1,306,853

Total deposits	$806,695	$817,112	$793,510	$782,682	$772,196
Short-term borrowings	58,460	48,197	61,784	69,972	55,827
Long-term debt	248,568	248,377	248,184	269,991	289,600
Securities pending settlement	195	299	—	—	288
Other liabilities	9,512	8,712	10,954	10,573	9,962
TOTAL LIABILITIES	1,123,430	1,122,697	1,114,432	1,133,218	1,127,873

TOTAL SHAREHOLDERS' EQUITY	151,586	154,144	156,899	160,417	178,980

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,275,016	$1,276,841	$1,271,331	$1,293,635	$1,306,853

Book value per share	$7.66	$7.65	$7.57	$7.73	$8.17

Other Data:
30- 89 day delinquent loans	$5,382	$3,459	$1,860	$1,438	$1,919
Nonperforming loans	3,095	2,586	2,933	3,272	2,957
Nonperforming loans as a percentage of total loans	0.48%	0.41%	0.47%	0.54%	0.50%
Nonperforming assets as a percentage of total assets	0.24%	0.20%	0.23%	0.25%	0.23%
Allowance for loan losses as a percentage of nonperforming loans	244.49%	288.44%	249.27%	228.39%	255.83%
Allowance for loan losses as a percentage of total loans	1.17%	1.17%	1.18%	1.23%	1.27%

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The following tables set forth the information relating to our average balances and net interest income for the three months ended March 31, 2014, December 31, 2013, and March 31, 2013, and reflect the average yield on interest-earning assets and average cost of interest-bearing liabilities for the periods indicated.

	Three Months Ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average		Avg Yield/	Average		Avg Yield/	Average		Avg Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars in thousands)
ASSETS:
Interest-earning assets
Loans(1)(2)	$640,855	$6,595	4.12%	$619,240	$6,495	4.20%	$590,290	$6,309	4.28%
Securities(2)	530,046	3,506	2.65	541,370	3,719	2.75	613,288	4,202	2.74
Other investments - at cost	17,530	65	1.48	17,537	19	0.43	16,671	19	0.46
Short-term investments(3)	13,017	6	0.18	18,383	4	0.09	8,016	2	0.10
Total interest-earning assets	1,201,448	10,172	3.39	1,196,530	10,237	3.42	1,228,265	10,532	3.43
Total noninterest-earning assets	72,994			73,528			65,848
Total assets	$1,274,442			$1,270,058			$1,294,113

LIABILITIES AND EQUITY:
Interest-bearing liabilities
Interest-bearing accounts	$42,892	28	0.26	$44,521	29	0.26	$50,195	37	0.29
Savings accounts	80,462	20	0.10	82,535	21	0.10	91,770	37	0.16
Money market accounts	210,884	193	0.37	207,801	199	0.38	174,218	165	0.38
Time certificates of deposit	340,428	1,050	1.23	338,272	1,109	1.31	326,384	1,148	1.41
Total interest-bearing deposits	674,666	1,291		673,129	1,358		642,567	1,387
Short-term borrowings and long-term debt	308,642	1,088	1.41	304,403	1,124	1.48	346,382	1,292	1.49
Interest-bearing liabilities	983,308	2,379	0.97	977,532	2,482	1.02	988,949	2,679	1.08
Noninterest-bearing deposits	129,423			125,959			112,947
Other noninterest-bearing liabilities	9,077			10,762			10,050
Total noninterest-bearing liabilities	138,500			136,721			122,997

Total liabilities	1,121,808			1,114,253			1,111,946
Total equity	152,634			155,805			182,167
Total liabilities and equity	$1,274,442			$1,270,058			$1,294,113
Less: Tax-equivalent adjustment(2)		(138)			(148)			(183)
Net interest and dividend income		$7,655			$7,607			$7,670
Net interest rate spread(4)			2.42%			2.40%			2.35%
Net interest margin(5)			2.63%			2.57%			2.59%
Ratio of average interest-earning
assets to average interest-bearing liabilities			122.18			122.40			124.20

(1)	Loans, including non-accrual loans, are net of deferred loan origination costs and unadvanced funds.

(2)	Securities, loan income and net interest income are presented on a tax-equivalent basis using a tax rate of 34%. The tax-equivalent adjustment is deducted from tax-equivalent net interest and dividend income to agree to the amount reported on the statements of income.

(3)	Short-term investments include federal funds sold.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest margin represents tax-equivalent net interest and dividend income as a percentage of average interest-earning assets.

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